Exhibit 99.1

Tecnoglass Reports Record First Quarter 2025 Results

- Record First Quarter Revenue of $222.3 Million, Up 15.4% Year-Over-Year Driven Entirely by Double Digit Organic Growth in Both Residential and Multi-Family/Commercial Projects -

- Single-Family Residential Revenue Increased to a First Quarter Record $88.9 Million, Up 21.6% Year-Over-Year -

- Gross Margin of 43.9%, Up 510 Basis Points Year-Over-Year -

- Net Income of $42.2 Million, or $0.90 Per Diluted Share -

- Adjusted Net Income1 of $43.1 Million, or $0.92 Per Diluted Share -

- Adjusted EBITDA1 of $70.2 Million, Up 37.5% Year-Over-Year, Representing 31.6% of Total Revenues -

- Strong Free Cash Flow of $28.8 Million -

- All-Time High Cash Position of $157.3 Million with New Record Net Cash Position -

- Backlog Expanded 24.9% Year-Over-Year to a Record $1.14 Billion -

- In April 2025, Acquired Continental Glass Systems, a Premier Provider of Architectural Glass and Glazing Solutions, Diversifying Production into the U.S. –

- Launches Feasibility Analysis to Develop Automated Manufacturing Capabilities in the U.S. Over the Coming Years -

- Updates Full Year 2025 Guidance -

Miami, FL – May 8, 2025 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2025.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We had an exceptional start to 2025, as we delivered double-digit growth across both our residential and multi-family/commercial businesses, significantly outperforming broader macroeconomic trends. Our team’s commitment to operational excellence, coupled with our vertically integrated advantages, enabled us to drive strong gross margin improvement. In April, we acquired certain assets of Continental Glass Systems, a U.S.-based architectural glass and glazing company that further enhances our growth opportunities in premier commercial end markets, expands our U.S. manufacturing capabilities and enables synergies as we incorporate this business into our vertically integrated operations. We believe this asset acquisition, combined with our expanding geographic footprint, growing showroom network, and innovative suite of products, further solidifies our leading market position and ability to capture attractive project opportunities across the U.S. With a record cash position and fortified balance sheet, we remain confident in our ability to unlock shareholder value throughout 2025 and beyond.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We’re proud to report another quarter of record performance. Our high-performance products, including aluminum windows in new geographies and our expanding vinyl product lines, continue to drive demand and share gains in our single-family residential business. Our record multi-year backlog of $1.14 billion provides visibility into our growing multi-family/commercial project pipeline through 2026. In residential, our momentum is strong based on order levels up double-digits through the first quarter, and our vertically integrated advantages are helping to fortify our business during this period of macro uncertainty. In response to the significant changes in the geopolitical landscape, particularly the implementation of aluminum tariffs, we have taken decisive steps we believe will mitigate potential impacts. The incremental cost of tariffs for the remainder of 2025 are expected to be more than offset by our disciplined pricing strategy, redistribution of supply chains and other countermeasures. While some uncertainty remains regarding how tariffs and broader market uncertainties may ultimately impact demand, we believe we are well situated to accomplish our objectives in 2025 and beyond.”

First Quarter 2025 Results

Total revenues for the first quarter of 2025 increased 15.4% to a first quarter record of $222.3 million, compared to $192.6 million in the prior year quarter. Multi-family/commercial revenues grew 11.6% year-over-year given continued strong activity within key markets. Single-family residential revenues increased 21.6% year-over-year, reflecting continued market share gains through geographic expansion and an expanded product offering. Changes in foreign currency exchange rates contributed $0.8 million to total revenues in the quarter.

Gross profit for the first quarter of 2025 was $97.5 million, representing a 43.9% gross margin, compared to gross profit of $74.7 million, representing a 38.8% gross margin, in the prior year quarter. The year-over-year increase in gross margin reflected the benefits from stronger pricing, stable raw material costs, operating leverage and more favorable mix of single-family activity during the quarter.

Selling, general and administrative expense (“SG&A”) was $42.5 million for the first quarter of 2025 compared to $33.6 million in the prior year quarter, with the increase primarily attributable to higher transportation and commission expenses associated with the revenue growth in the quarter, higher personnel expenses associated with annual salary adjustments at the beginning of the year, and $4.7 million of tariff expenses that the Company expects to be largely mitigated starting in May and June once price adjustments are reflected in our invoicing and changes in supply chains are fully implemented. As a percent of total revenues, SG&A was 19.1% for the first quarter of 2025 compared to 17.5% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $42.2 million, or $0.90 per diluted share, in the first quarter of 2025 compared to net income of $29.7 million, or $0.63 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $0.5 million in the first quarter of 2025 and a $0.2 million loss in the first quarter of 2024. These non-cash losses relate to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $43.1 million, or $0.92 per diluted share, in the first quarter of 2025 compared to adjusted net income1 of $30.9 million, or $0.66 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $70.2 million, or 31.6% of total revenues, in the first quarter of 2025, compared to $51.0 million, or 26.5% of total revenues, in the prior year quarter. The improvement was driven by higher revenues and improved gross margins, which more than offset the incremental expenses previously described. Adjusted EBITDA1 in the first quarter of 2025 included a $0.3 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.8 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the first quarter of 2025 was $46.9 million, primarily driven by increased profitability on higher revenues and efficient working capital management. Capital expenditures of $18.1 million in the quarter included scheduled payments on previous investments.

During the quarter, the Company returned capital to shareholders through an aggregate of $7.0 million in cash dividends. As of May 8, 2025, the Company has approximately $76.5 million remaining under its current share repurchase program.

Given the Company’s strong cash generation, it ended the first quarter of 2025 with total liquidity of approximately $330 million, including $157.3 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities, and total debt of $109.0 million.

Asset Acquisition

In April 2025, Tecnoglass acquired certain assets of Florida-based Continental Glass Systems, a premier provider of innovative architectural glass and glazing solutions in the Southeast U.S., for approximately $30 million. This acquisition included a manufacturing plant, various intangibles, and a substantial project backlog in both execution and pipeline phases. With annualized revenues of approximately $30 million, Continental’s production capabilities, high-quality product portfolio, and reputation for excellence strengthens Tecnoglass’ U.S. market presence, broadens its client reach, and creates synergies that reinforce Tecnoglass’ leadership position in the architectural glass industry. Additionally, the Company anticipates operational benefits as it integrates Continental’s supply chains into its existing manufacturing operations.

Full Year 2025 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our solid start to 2025, we are raising the low end of our previously provided full year revenue outlook, which we now expect to be in the range of $960 million to $1.02 billion, representing growth of approximately 11% at the midpoint of the range. We are narrowing our Adjusted EBITDA¹ outlook to a range of $305 million to $330 million, representing growth of approximately 15% at the midpoint of the range. Our outlook includes an estimated full year 2025 impact of approximately $25 million associated with higher input costs and tariffs on certain products, prior to mitigation efforts. The implied expansion in full year Adjusted EBITDA margin incorporates the benefit of our planned pricing actions and other strategic actions in place that we believe will more than offset the impact of tariffs for the remainder of the year. Backed by our solid industry positioning, we remain confident in our ability to deliver another year of profitable growth and strong cash flow generation.”

Webcast and Conference Call

Management will host a webcast and conference call on May 8, 2025, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2025 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10198652.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$157,302	$134,882
Investments	2,856	2,645
Trade accounts receivable, net	224,638	202,915
Due from related parties	2,858	2,674
Inventories	155,817	139,642
Contract assets – current portion	25,952	22,920
Other current assets	67,338	54,332
Total current assets	$636,761	$560,010
Long-term assets:
Property, plant and equipment, net	$387,923	$344,433
Long-term account receivables	1,550	-
Deferred income taxes	433	285
Contract assets – non-current	12,931	15,208
Intangible assets	4,864	4,389
Goodwill	23,561	23,561
Long-term investments	64,608	63,264
Other long-term assets	5,658	5,498
Total long-term assets	501,528	456,638
Total assets	$1,138,289	$1,016,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$627	$1,087
Trade accounts payable and accrued expenses	123,279	98,843
Due to related parties	9,872	9,864
Dividends payable	7,071	7,074
Contract liability – current portion	120,296	97,979
Other current liabilities	67,934	50,979
Total current liabilities	$329,079	$265,826
Long-term liabilities:
Deferred income taxes	$15,017	$11,419
Contract liability – non-current	647	-
Long-term debt	108,409	108,220
Total long-term liabilities	124,073	119,639
Total liabilities	$453,152	$385,465
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,989,948 and 46,991,558 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	191,970	192,094
Retained earnings	573,926	538,787
Accumulated other comprehensive loss	(82,222)	(101,161)
Total shareholders’ equity	685,137	631,183
Total liabilities and shareholders’ equity	$1,138,289	$1,016,648

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Operating revenues:
External customers	$221,272	$192,089
Related parties	1,016	538
Total operating revenues	222,288	192,627
Cost of sales	(124,763)	(117,967)
Gross profit	97,525	74,660
Operating expenses:
Selling expense	(23,617)	(17,583)
General and administrative expense	(18,855)	(16,055)
Total operating expenses	(42,472)	(33,638)
Other operating income	4,276	-
Operating income	59,329	41,022
Non-operating income, net	1,016	1,080
Equity method income	1,344	1,046
Foreign currency transactions gains loss	(509)	(153)
Interest expense and deferred cost of financing	(1,331)	(2,106)
Income before taxes	59,849	40,889
Income tax provision	(17,660)	(11,159)
Net income	$42,189	$29,730
Basic income per share	$0.90	$0.63
Diluted income per share	$0.90	0.63
Basic weighted average common shares outstanding	46,989,948	46,996,708
Diluted weighted average common shares outstanding	46,989,948	46,996,708
Other comprehensive income:
Foreign currency translation adjustments	19,576	30
Change in fair value of derivative contracts	(637)	1,036
Other comprehensive income	18,939	1,066
Comprehensive income	$61,128	$30,796

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Three months ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,189	29,730
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	215	125
Depreciation and amortization	7,339	6,313
Deferred income taxes	2,470	3,518
Equity method income	(1,344)	(1,046)
Gain on disposal of assets	(4,273)	-
Deferred cost of financing	283	322
Other non-cash adjustments	226	3
Unrealized currency translation loss	(6,314)	(4,227)
Changes in operating assets and liabilities:
Trade accounts receivable	(18,993)	3,840
Inventories	(8,678)	13,737
Prepaid expenses	86	(300)
Other assets	(14,880)	(9,250)
Trade accounts payable and accrued expenses	11,659	(8,059)
Taxes payable	15,653	7,068
Labor liabilities	(1,291)	(1,076)
Other liabilities	(114)	61
Contract assets and liabilities	23,132	(8,029)
Related parties	(464)	717
CASH PROVIDED BY OPERATING ACTIVITIES	$46,898	33,447

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(74)	(306)
Sale of property and equipment	12,308	-
Acquisition of property and equipment	(30,424)	(9,886)
CASH USED IN INVESTING ACTIVITIES	$(18,190)	(10,192)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(7,048)	(4,239)
Stock buyback	(124)	-
Proceeds from debt	3,615	2,766
Repayments of debt	(3,880)	(15,213)
CASH USED IN FINANCING ACTIVITIES	$(7,437)	(16,686)

Effect of exchange rate changes on cash and cash equivalents	$1,149	(196)

NET (DECREASE) INCREASE IN CASH	22,420	6,373
CASH - Beginning of period	134,882	129,508
CASH - End of period	$157,302	135,881

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,702	2,827
Income Tax	$11,758	14,094

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$11,063	1,305

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	March 31,
	2025	2024	% Change
Revenues by Region
United States	212,454	184,003	15.5%
Colombia	6,414	5,239	22.4%
Other Countries	3,421	3,385	1.0%
Total Revenues by Region	222,288	192,627	15.4%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	March 31,
	2025	2024	% Change

Total Revenues with Foreign Currency Held Neutral	221,524	192,627	15.0%
Impact of changes in foreign currency	764	-
Total Revenues, As Reported	222,288	192,627	15.4%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended
	March 31,
	2025	2024

Net (loss) income	42,189	29,730
Less: Income (loss) attributable to non-controlling interest	-	-
(Loss) Income attributable to parent	42,189	29,730
Foreign currency transactions losses (gains)	509	153
Provision for bad debt	215	125
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	637	671
Joint Venture VA (Saint Gobain) adjustments	(53)	783
Tax impact of adjustments at statutory rate	(419)	(554)
Adjusted net (loss) income	43,078	30,908

Basic income (loss) per share	0.90	0.63
Diluted income (loss) per share	0.90	0.63

Diluted Adjusted net income (loss) per share	0.92	0.66

Diluted Weighted Average Common Shares Outstanding in thousands	46,995	46,997
Basic weighted average common shares outstanding in thousands	46,995	46,997
Diluted weighted average common shares outstanding in thousands	46,995	46,997

	Three months ended
	March 31,
	2025	2024

Net (loss) income	42,189	29,730
Less: Income (loss) attributable to non-controlling interest	-	-
(Loss) Income attributable to parent	42,189	29,730
Interest expense and deferred cost of financing	1,331	2,106
Income tax (benefit) provision	17,660	11,159
Depreciation & amortization	7,338	6,316
Foreign currency transactions losses (gains)	509	153
Provision for bad debt	215	125
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	637	671
Joint Venture VA (Saint Gobain) EBITDA adjustments	321	783
Adjusted EBITDA	70,200	51,043